Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Asensus Surgical, Inc.

Durham, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-238471), Form S-3 (No. 333-224049, No. 333-236200, No. 333-252451 and No. 333-256284) and Form S-8 (No. 333-161291, No. 333-190184, No. 333-191011, No. 333-193234, No. 333-197908, No. 333-203950, No. 333-211972, No. 333-219111, No. 333-225231, No. 333-231078, No. 333-239018, No. 333-249895 and 333-258160) of Asensus Surgical Inc. of our reports dated February 28, 2022, relating to the consolidated financial statements, and the effectiveness of Asensus Surgical Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Raleigh, North Carolina

February 28, 2022